Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 23, 2011 on our audit of the financial statements of Amorcyte, Inc. (a development stage company) as of and for the year ended December 31, 2010, which appears in NeoStem, Inc.’s Current Reports on Form 8-K dated July 11, 2011 and September 16, 2011, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning Amorcyte’s ability to continue as a going concern.

/s/EISNERAMPER LLP

Hackensack, New Jersey
September 16, 2011